Exhibit 99.1

Larry Pierce

Mindy Mills

Media Relations

Investor Relations

(713) 369-9407

(713) 369-9490

www.kindermorgan.com

KMP DECLARES QUARTERLY DISTRIBUTION OF $0.81

HOUSTON, Oct. 18, 2006 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today declared a cash distribution per common unit of $0.81 ($3.24 annualized) payable on Nov. 14, 2006, to unitholders of record as of Oct. 31, 2006. The distribution represents a 3 percent increase over the third quarter 2005 cash distribution per unit of $0.79 ($3.16 annualized).

KMP reported third quarter net income of $223.8 million compared to $245.4 million for the same period last year.  For the first nine months of 2006, net income was $717.6 million compared to $690.8 million for the comparable period in 2005.

Chairman and CEO Richard D. Kinder said, “The natural gas pipelines segment had an outstanding quarter and the terminals business produced good results, but earnings were less than expected from our products pipelines and CO2 segments. Net income was down for the quarter due to an accounting reclassification that switched a portion of integrity costs from sustaining capital expenditures to operating and maintenance costs, and an increase in DD&A primarily in our CO2 segment. These two items generally have no impact on distributable cash flow. We continue to be bullish about our future growth opportunities, and we made good progress on a number of major expansions that are expected to generate strong distributable cash flow at KMP in the future.”

Overview of Business Segments

The Products Pipelines segment generated third quarter earnings before DD&A of $116.9 million, down from $132.2 million before certain items during the comparable period a year ago. “More than the entire reduction from the same period last year is attributable to the accounting reclassification that switched a portion of integrity costs from sustaining capital

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KMP – 3Q Earnings	Page 2

expenditures to operating and maintenance costs,” Kinder said.  “This reclassification is generally neutral to distributable cash flow because it also results in lower sustaining capital expenditures.”

Earnings in this segment were also impacted by rate reductions that went into effect May 1 on the Pacific system for the SFPP rate case that were not included in the annual budget, environmental expenses (KMP is now truing up these expenses quarterly instead of annually) and below budget results from Plantation Pipeline. Plantation continued to feel the effects of alternative pipeline service into Southeast markets and changes in supply patterns from Louisiana refineries related to new ultra low sulfur diesel and ethanol blended gasoline requirements. This segment is expected to fall short of its published annual budget of 14 percent growth in earnings before DD&A, but will be closer to budget in terms of distributable cash flow due to the accounting reclassification noted above.

Highlights in the quarter included Central Florida Pipeline, the North System and Transmix, all of which produced stronger financial results than in the comparable period last year. Additionally, transport volumes of gasoline, jet fuel and diesel increased by 10.5 percent into the Arizona market during the third quarter compared to the same period in 2005, as the East Line expansion was in service for the entire quarter. This project substantially increased pipeline capacity from El Paso, Texas, to Tucson and Phoenix, Ariz.

Total refined products volumes were up slightly for the quarter (0.4 percent) compared to the same period last year and excluding Plantation’s performance would have been up 2 percent. Pacific mainline volumes were up 3 percent, CALNEV volumes were up 3.3 percent and natural gas liquids (NGL) volumes were up 10.9 percent for the quarter. Revenues for the quarter were up 7 percent over the third quarter 2005 led by better than 9 percent revenue growth on the CALNEV and Central Florida pipelines.

The Natural Gas Pipelines segment delivered an increase of 15 percent in third quarter earnings before DD&A to $140.8 million versus almost $122 million for the same period in 2005. This segment is expected to significantly exceed its published annual budget of $501 million in segment earnings before DD&A.

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KMP – 3Q Earnings	Page 3

“Growth for the quarter was driven by another terrific performance by the Texas Intrastate Pipeline Group, as we continued to see strong demand for our services,” Kinder said. “The intrastates’ results increased significantly compared to the same period last year due to improved sales margins on renewal and incremental contracts, higher value from storage activities and improved processing margins. This segment also benefited from higher transport and sales volumes, strong gas gathering operations at Red Cedar and improved operating results from the KMIGT and Trailblazer pipelines.”

Transport volumes for this segment increased by 9 percent compared to the third quarter last year and sales volumes on the intrastate pipelines increased by almost 2 percent.

The CO2 segment produced third quarter earnings before DD&A of $127.1 million, up 6 percent from $119.9 million for the same period a year ago but below plan. Segment earnings were driven by strong oil production at the Yates Field and a 7 percent increase in CO2 delivery volumes system wide, but were somewhat offset by less than expected oil production at the SACROC Unit. Average oil production for the third quarter increased by 9 percent at Yates to 26.3 thousand barrels per day (MBbl/d) versus the same period last year, but decreased by 2 percent at the SACROC Unit to 30.3 MBbl/d.

“For the full year, we expect the sales and transport business and Yates to outperform expectations and SACROC to underperform, which we believe will result in this segment falling short of its published annual budget of 16 percent growth by approximately $45 million,” Kinder explained.

The CO2 segment is one of the few areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel, with all hedges allocated to oil, was $32.49 for the quarter, and the realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $47.68. NGL sales volumes declined year over year in the third quarter.

The Terminals segment reported a 21 percent increase in third quarter earnings before DD&A to $98.5 million. This compares to $81.7 million for the same period a year ago, and the segment is on track to meet or exceed its published annual budget of 19 percent growth.

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KMP – 3Q Earnings	Page 4

“Growth in the Terminals business was driven by both internal expansions, incremental volumes and acquisitions,” Kinder said.

Highlights in the quarter included increased earnings from the liquids terminals on the Houston Ship Channel and in New York Harbor resulting from new contracts and new storage tank capacity that has been brought online since the third quarter last year.  Bulk transload volumes increased by 13.5 percent led by increased coal, petcoke, and ores and metals handling.

Outlook

KMP’s published budget calls for cash distributions of $3.28 per unit for 2006. The budget does not include any impact from rate reductions due to the SFPP rate case, which the company estimates will be approximately $15 million this year.  KMP currently expects to distribute between $3.24 and $3.28 per unit for 2006.

Other News

•

KMP completed a successful public offering of common units in August, generating approximately $248 million in total proceeds. The offering was underwritten by Lehman Brothers and Merrill Lynch & Co., as joint book-running managers, and Citigroup, UBS Investment Bank, Wachovia Securities, Credit Suisse, Deutsche Bank Securities, and JP Morgan as co-managers.

•

The Federal Energy Regulatory Commission (FERC) issued a favorable preliminary determination on the non-environmental issues for the second leg of the $4.4 billion Rockies Express project. Named REX-West, the second leg will involve construction of 713 miles of pipeline from the Cheyenne Hub in Colorado to eastern Missouri. Pending completion of the FERC environmental review and issuance of a certificate, REX-West is expected to begin service on Jan. 1, 2008. The FERC previously approved the first leg of the project, which includes the construction of a 327-mile pipeline system from the Meeker Hub in Colorado, northward to the Wamsutter Hub in Wyoming, then southeastward to the Cheyenne Hub. This initial segment is being built in two phases, the first of which was completed and began operations earlier this year. The second phase is expected to be in service by Jan. 1, 2007.  Rockies Express is a joint venture of KMP, Sempra Pipelines and Storage and ConocoPhillips.

•

KMP in September filed an application with the FERC requesting approval to construct and operate the Kinder Morgan Louisiana Pipeline. The pipeline will extend approximately 135 miles from the Cheniere Sabine Pass LNG terminal in Cameron Parish, La., to various delivery points in Louisiana and will provide interconnects with many other natural gas pipelines, including NGPL.  The project is supported by fully subscribed capacity and long-

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KMP – 3Q Earnings	Page 5

term customer commitments with Chevron and Total.  The entire approximately $500 million project is expected to be in service in the second quarter of 2009.

•

Kinder Morgan Illinois Pipeline is seeking a certificate from the FERC to acquire long-term capacity on NGPL and build facilities to supply transportation service to Peoples Gas Light and Coke Co., which has signed a 10-year agreement for all of the firm capacity.  If approved, the $13.3 million interstate pipeline would have a capacity of 360 MDth/d and would be operational by the 2007-2008 winter heating season.

•

KMP in September announced major expansions at its liquids terminals in Texas that will provide additional infrastructure to help meet the growing need for more storage capacity along the Gulf Coast for refined petroleum products. The investment of approximately $195 million will include the construction of new storage tanks at the Pasadena and Galena Park terminals on the Houston Ship Channel, an additional cross-channel pipeline to increase connectivity between the two terminals, a new ship dock at Galena Park, and an additional bay at the company’s Jefferson Street truck-rack facility.  The expansions are supported by long-term customer commitments and will result in 3.4 million barrels of additional tank storage capacity at the Pasadena and Galena Park terminals. Construction will begin this month and all of the projects are expected to be completed by spring of 2008.

•

KMP’s board of directors today approved plans to invest approximately $388 million to further expand the 550-mile CALNEV pipeline system. CALNEV transports gasoline, diesel and jet fuel from the Los Angeles area to the Las Vegas market.  The proposed expansion would include construction of a new 16-inch pipeline and would increase system capacity to approximately 200,000 barrels per day (bpd) upon completion of the line.  Capacity could be increased as necessary to over 300,000 bpd with the addition of pump stations. Environmental permitting and right-of-way acquisition is expected to take 24 to 30 months with construction anticipated to be completed within nine months thereafter. The expansion is subject to environmental permitting, right-of-way acquisition and the receipt of approvals from the FERC authorizing rates that are economic to CALNEV. Start-up of the new pipeline is slated for late 2009 or early 2010.

Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive an $0.81 distribution ($3.24 annualized), payable on Nov. 14, 2006, to shareholders of record as of Oct. 31, 2006.  The distribution to KMR shareholders will be paid in the form of additional KMR shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.

Kinder Morgan Energy Partners, L.P. is one of the largest publicly traded pipeline limited partnerships in America and owns or operates more than 27,000 miles of pipelines and approximately 145 terminals. Its pipelines transport more than 2 million barrels/day of gasoline

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KMP – 3Q Earnings	Page 6

and other petroleum products and up to 9 billion cubic feet/day of natural gas, and its terminals handle over 80 million tons of coal and other bulk materials annually and have a liquids storage capacity of about 70 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.

KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation, storage and distribution companies in North America.  Combined, the two companies have an enterprise value of more than $35 billion.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, Oct. 18, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

The non-generally accepted accounting principles financial measures of segment earnings before depletion, depreciation and amortization (DD&A), and earnings before interest  and DD&A (EBITDA), and net income before DD&A less sustaining capital expenditures per unit, which we commonly refer to as distributable cash flow, EBITDA, or distributable cash flow per unit, are presented in this earnings release. We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments. We define EBITDA as total segment earnings plus DD&A and amortization of excess cost of investments less general and administrative expense. We define distributable cash flow to be net income before DD&A less sustaining capital expenditures.  The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP), with the exception of “sustaining capital expenditures,” which is not a defined term under GAAP. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset. We routinely calculate and communicate these measures to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance. Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, EBITDA to segment earnings before DD&A, and distributable cash per unit to net income per unit are provided in the earnings release. Segment earnings before DD&A and EBITDA should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Consolidated Statement of Income

(Unaudited)

(in thousands except per unit amounts)

	Three Mos. Ended Sept 30		Nine Mos. Ended Sept 30
	2006	2005	2006	2005

Revenues	$2,273,433	$2,631,254	$6,861,522	$6,729,541

Costs and Expenses
Operating expenses	1,776,677	2,172,016	5,385,824	5,376,873
Depreciation, depletion and amortization	106,830	85,356	296,780	258,644
General and administrative	59,694	47,073	183,913	171,058
Taxes, other than income taxes	28,005	28,198	90,859	80,249
Other expense (income)	-	-	(15,114)	-
	1,971,206	2,332,643	5,942,262	5,886,824
Operating Income	302,227	298,611	919,260	842,717

Other Income/(Expense)
Earnings from equity investments	14,032	20,512	57,203	69,422
Amortization of excess cost of equity investments	(1,416)	(1,407)	(4,244)	(4,233)
Interest, net	(88,301)	(68,348)	(246,109)	(192,387)
Other, net	3,339	2,880	11,179	2,208
Minority interest	(2,018)	(1,806)	(7,881)	(6,648)
Income before income taxes	227,863	250,442	729,408	711,079
Income tax expense	(4,045)	(5,055)	(11,820)	(20,245)

Net Income	$223,818	$245,387	$717,588	$690,834

Calculation of Limited Partners' Interest in Net Income:
Net Income	$223,818	$245,387	$717,588	$690,834
Less: General Partner's Interest in Net Income	(133,881)	(122,744)	(393,565)	(351,724)
Limited Partners' Net Income	$89,937	$122,643	$324,023	$339,110

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit	$0.40	$0.57	$1.45	$1.61

Number of Units Used in Computation	226,155	213,496	223,144	210,199

Additional per unit information:

Net Income	$0.40	$0.57	$1.45	$1.61
Depreciation, depletion and amortization	0.48	0.41	1.35	1.25
Sustaining capital expenditures (1)	(0.07)	(0.20)	(0.35)	(0.45)
Net income before DD&A, less sustaining capex	$0.81	$0.78	$2.45	$2.41
Declared distribution	$0.81	$0.79	$2.43	$2.33

Sustaining Capex	15,576	42,845	76,229	95,801

(1)

Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of an asset

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Earnings Contribution by Business Segment

(Unaudited)

(in thousands)

	Three Mos. Ended Sept 30		Nine Mos. Ended Sept 30
	2006	2005	2006	2005
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$116,921	$132,155	$372,792	$381,019
Natural Gas Pipelines	140,763	121,955	415,278	360,686
CO2	127,062	119,909	374,658	357,545
Terminals	98,454	81,698	290,004	233,529
Total	$483,200	$455,717	$1,452,732	$1,332,779

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$21,661	$20,681	$64,062	$61,583
Natural Gas Pipelines	16,030	15,275	48,148	45,987
CO2	51,235	35,163	133,534	113,335
Terminals	19,320	15,644	55,280	41,972
Total	$108,246	$86,763	$301,024	$262,877

Segment Earnings Contribution:
Products Pipelines	$95,260	$111,474	$308,730	$319,436
Natural Gas Pipelines	124,733	106,680	367,130	314,699
CO2	75,827	84,746	241,124	244,210
Terminals	79,134	66,054	234,724	191,557
General and Administrative	(59,694)	(47,073)	(181,532)	(140,636)
Interest, net	(89,424)	(69,688)	(249,617)	(196,362)
Minority Interest	(2,018)	(1,806)	(7,881)	(6,648)
Certain Items:
Gain on Sale	-	-	15,114	-
Environmental Reserves	-	-	(17,948)	-
Other (1)	-	(5,000)	7,744	(35,422)
Sub-total Certain Items	-	(5,000)	4,910	(35,422)
Net income	$223,818	$245,387	$717,588	$690,834
Less: General Partner's Interest in Net Income	(133,881)	(122,744)	(393,565)	(351,724)
Limited Partners' Net Income	$89,937	$122,643	$324,023	$339,110

Net income before certain items	223,818	250,337	712,650	725,858
Less: General Partner's Interest in Net Income before certain items	(133,881)	(122,794)	(393,516)	(352,074)
Limited Partners' Net Income before Certain Items	89,937	127,543	319,134	373,784
Depreciation, depletion and amortization	108,246	86,763	301,024	262,877
Sustaining capital expenditures	(15,576)	(42,845)	(76,229)	(95,801)
DCF before certain items	182,607	171,461	543,929	540,860

Net income/unit before certain items	$0.40	$0.60	$1.43	$1.78
DCF/unit before certain items	$0.81	$0.80	$2.44	$2.57
Number of Units Used in Computation	226,155	213,496	223,144	210,199

(1)

Primarily includes contract settlements, legal settlements and the release of a reserve related to a natural gas pipeline contract obligation

Volume Highlights

(historical pro forma for acquired assets)

	Three Mos. Ended Sept 30		Nine Mos. Ended Sept 30
	2006	2005	2006	2005
Products Pipelines
Gasoline	117.1	117.5	344.1	344.4
Diesel	42.2	41.7	120.2	122.8
Jet Fuel	30.0	29.3	89.4	88.1
Total Refined Product Volumes (MMBbl)	189.3	188.5	553.7	555.3
NGL's	9.3	8.4	28.0	26.1
Total Delivery Volumes (MMBbl) (1)	198.6	196.9	581.7	581.4

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	384.9	353.1	1,067.4	998.1
Sales Volumes (Bcf)	243.5	239.3	690.0	688.6

CO2
Delivery Volumes (Bcf) (3)	164.3	153.6	503.4	479.0
Sacroc Oil Production - Gross (MBbl/d) (4)	30.3	30.8	30.8	32.4
Sacroc Oil Production - Net (MBbl/d) (5)	25.3	25.6	25.7	26.9
Yates Oil Production Gross - (MBbl/d) (4)	26.3	24.1	25.9	24.0
Yates Oil Production - Net (MBbl/d) (5)	11.7	10.7	11.5	10.7
NGL Sales Volumes (MBbl/d) (6)	8.4	9.4	8.9	9.5
Realized Weighted Average Oil Price per Bbl (7) (8)	$32.49	$26.12	$31.42	$27.46
Realized Weighted Average NGL Price per Bbl (8)	$47.68	$41.89	$44.82	$37.09

Terminals
Liquids Leaseable Capacity (MMBbl)	43.5	40.3	43.5	40.3
Liquids Utilization %	97.8%	96.5%	97.8%	96.5%
Bulk Transload Tonnage (MMtons)	23.2	20.4	67.9	65.8

(1)

Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland

(2)

Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer and TransColorado

(3)

Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes

(4)

Represents 100% production from the field

(5)

Represents Kinder Morgan's net share of the production from the field

(6)

Net to Kinder Morgan

(7)

Includes all Kinder Morgan crude oil properties

(8)

Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET

(Unaudited)

(Millions)

	Sept. 30, 2006	December 31, 2005
ASSETS

Cash and cash equivalents	$24	$12
Other current assets	1,018	1,203
Property, Plant and Equipment, net	9,223	8,865
Investments	430	419
Deferred charges and other assets	1,328	1,424
TOTAL ASSETS	$12,023	$11,923

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$1,147	$-
Other current liabilities	1,553	1,809
Long-term debt	4,387	5,221
Market value of interest rate swaps	45	98
Other	990	1,139
Minority interest	45	42
Partners' Capital
Accumulated Other Comprehensive Loss	(1,022)	(1,080)
Other Partners' Capital	4,878	4,694
Total Partners' Capital	3,856	3,614
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$12,023	$11,923

Total Debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$5,510	$5,209

Total Capitalization (Excl. Accum. OCI)	$10,433	$9,945

Debt to Total Capitalization	52.8%	52.4%

Total Debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$5,510	$5,209

Segment Earnings Before DD&A and certain items	$1,918	$1,798
G&A	(228)	(186)
EBITDA (1)	$1,690	$1,612

Debt to EBITDA	3.26	3.23

(1)

2006 EBITDA is last twelve months